Exhibit 99.1

ANGIOTECH ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2012

Vancouver, BC, March 28, 2013 — Angiotech Pharmaceuticals, Inc. (“Angiotech”) announced that it released its financial results for the fourth quarter ended December 31, 2012.

“We are pleased to have concluded 2012 by recording yet another quarter of significantly improved business results as compared to the past several prior years,” said Thomas Bailey, President and CEO of Angiotech. “2012 was a year of exceptional renewal for Angiotech, with our teams turning our back to basics, balanced turnaround approach into improved revenue growth, a doubling of the operating profitability of our Medical Device Products Business and a significantly improved cash flow and liquidity position.”

Selected recent developments and highlights include:

•                  Sale of Interventional Products Business to Argon Medical Devices, Inc.  On March 25, 2013, we announced that we entered into a definitive agreement to sell certain of our subsidiaries, comprising Angiotech’s Interventional Products Business to Argon Medical Devices, Inc., a Delaware corporation (“Argon”), which is a portfolio company of RoundTable, for $362.5 million in cash consideration. Subject to various conditions, the transaction is expected to close prior to the end of April 2013. For more detailed information on the significant terms and conditions contemplated by this transaction, refer to our Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 26, 2013.

•                  Redemption of $16.0 million of Senior Floating Rate Notes (“FRN’s”). On March 18, 2013, pursuant to a Notice of Partial Redemption Option, Angiotech exercised its option to call for the partial redemption of $16.0 million in aggregate principal amount of its $60 million of outstanding FRN’s. These notes will be redeemed on or prior to April 17, 2013 at 100% of their principal amount, together with any accrued and unpaid interest. We expect that the cash consideration from the sale of the Interventional Products Business (as discussed above) will be used to repay our remaining $273.4 million of outstanding debt obligations under our FRN’s and 9% Senior Notes.

•                  Revenue. During the year ended December 31, 2012, revenue from our medical device products increased by 6.1% to $221.3 million, as compared to $208.5 million for the same period in 2011. Excluding the impact of foreign currency fluctuations, sales growth would have been 7.1%. During the quarter ended December 31, 2012, revenue from our medical device products increased by 11.7% to $57.5 million from $51.5 million for the same period in 2011. Excluding the impact of foreign currency fluctuations, sales growth would have been 12.0%. Improved sales growth from our medical device products is primarily attributable to the following factors: (i) improved sales growth observed in our biopsy, wound closure and medical device component product lines; (ii) increased commercial and operational focus on our most competitive product lines; and (iii) stabilization of our medical device component manufacturing business, with growth observed in existing and new medical device component customers.

•                  Adjusted EBITDA. For the year ended December 31, 2012, our consolidated Adjusted EBITDA increased by 48.8% to $74.1 million, as compared to $49.8 million observed for the same period in 2011. Adjusted EBITDA attributable to our Medical Device Products business (which excludes Adjusted EBITDA derived from royalties received from our Licensed Technologies segment) increased by 101.4% to $59.4 million during the year ended December 31, 2012, as compared to $29.5 million observed for the same period in 2011. For the quarter ended December 31, 2012, our consolidated Adjusted EBITDA increased by 31.8% to $19.5 million, as compared to $14.8 million observed for the same period in 2011. Adjusted EBITDA attributable to our Medical Device Products increased by 92.0% to $16.9 million during the quarter ended December 31, 2012, as compared to $8.8 million observed for the same period in 2011.

•                  Operating Cash Flow and Liquidity. During the quarter and year ended December 31, 2012, we reported positive operating cash flows of $30.8 million and $69.7 million, respectively. In addition, as at December 31, 2012, our total liquidity was $69.0 million, which consists of $46.4 million in cash and cash equivalents and short term investments and $22.6 million of borrowing capacity available under our Revolving Credit Facility. We expect further improvements in our liquidity and capital resources in future quarters, as we expect our businesses to continue to generate positive cash flows from operations in future periods. In addition, we may be eligible to receive an additional $15.0 million of contingent consideration in 2013 from Ethicon, Inc. (“Ethicon”) if we successfully conclude certain product development activities which are contemplated under the terms of our collaboration agreement with Ethicon relating to our proprietary Quill™ product line. Any improvements in our total liquidity may be offset should we elect to pursue further repayment in advance of maturity of any of our remaining outstanding debt obligations, or termination of our revolving credit facility (see Sale of the Interventional Products Business to Argon Medical Devices, Inc. section above).

•                  Net Debt Reduction and Credit Statistics. As at December 31, 2012, we had no borrowings outstanding under our Revolving Credit Facility. Our ratio of Net Debt to last 12 months Adjusted EBITDA decreased to 3.3 as at December 31, 2012 from 6.1 as at December 31, 2011. The improvement in our Net Debt to last 12 months Adjusted EBITDA is primarily due to our improved profitability and operating cash flows, cash received during 2012 relating to our transaction with Ethicon, and our partial redemption of $40.0 million of our Senior Floating Rate Notes in October 2012.

•                  Business Strategy and Cost Realignment.  During 2011 and 2012, we executed various restructuring and operational initiatives to better align our resources with our business model and capital structure. Through these changes, we achieved cost savings of $5.4 million (81.2% decrease) and $12.7 million (64.3% decrease) in our research and development expenses during the quarter ended and year ended December 31, 2012, respectively, as compared to the same periods in 2011. Similarly, we achieved cost savings of $5.5 million (21.9% decrease) and $14.3 million (16.8% decrease) in our selling, general and administrative expenses during the quarter ended and year ended December 31, 2012, respectively, as compared to the same periods in 2011.

Financial Information

This press release contains financial data derived from the audited consolidated financial statements for the year ended December 31, 2012 and the eight months ended December 31, 2011. This press release should, therefore, be read in conjunction with our audited consolidated financial statements and Management’s Discussion and Analysis for the year ended December 31, 2012, which were filed on Form 10-K on March 28, 2013 with the United States (U.S.) Securities and Exchange Commission (“SEC”) and posted on the Investor section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends over time. In addition, our creditors may monitor this metric to measure compliance with certain financial covenants in our lending agreements, or assess the operating and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial metrics prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income or loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Fresh Start Accounting

On May 12, 2011 we implemented a recapitalization transaction which, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares in Angiotech (the “Recapitalization Transaction”). In connection with this Recapitalization Transaction, we were required to adopt fresh start accounting in accordance with ASC No. 852—Reorganization on April 30, 2011 (the “Convenience Date”). The adoption of fresh start accounting resulted in a new entity for financial reporting purposes. Angiotech is therefore referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date. However, we believe that the comparison of results from the years ended December 31, 2012 and 2011still provides the best comparison and analysis of our operating results.

Upon implementation of fresh start accounting, the estimated reorganization value was allocated to our assets based on their estimated fair values; the deficit, additional paid-in-capital and other comprehensive income balances were eliminated; and debt and equity balances were revalued at their estimated fair values. Our estimated reorganization value was determined in collaboration with an independent financial advisor specifically for the purposes of fresh start accounting. As our estimated reorganization value is inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions used in these valuations will be realized and actual results may differ materially. After the estimated reorganization value was assigned to tangible assets and identifiable intangible assets, the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

For further discussion of fresh start accounting and its impact on historical operating results, please refer to our audited consolidated financial statements and Management, Discussion and Analysis for the eight months ended December 31, 2011 filed on Form 10-K with the SEC on March 29, 2012.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited )

	Three months ended December 31,
	2012	2011
REVENUE
Product sales, net	$57,518	$51,506
Royalty revenue	3,816	7,106
License fees	3,966	—
	65,300	58,612

EXPENSES
Cost of products sold	26,628	24,619
License and royalty fees	346	164
Research and development	1,249	6,632
Selling, general and administration	19,544	25,031
Depreciation and amortization	8,608	9,037
Write-down of assets held for sale	277	—
Write-down of property, plant and equipment	12	4,359
Write-down of intangible assets	—	10,850
	56,664	80,692
Operating income (loss)	8,636	(22,080)

Other income (expenses)
Foreign exchange loss	257	(166)
Other income (expense)	25	212
Interest expense	(6,284)	(4,329)
Write-downs of investments	(132)	(2,035)
Total other expenses	(6,134)	(6,318)
Loss before income taxes	2,502	(28,398)
Income tax expense (recovery)	(2,827)	(884)

Net income (loss)	$5,329	$(27,514)

Basic net income (loss) per common share	$0.42	$(2.20)
Diluted net income (loss) per common share	$0.42	$(2.20)

Basic weighted average number of common shares outstanding (in thousands)	12,710	12,528
Diluted weighted average number of common shares outstanding (in thousands)	12,795	12,528

(1)         There was no dilutive effect on basic weighted average common shares outstanding for the three months ended December 31, 2011 given that Angiotech was in a net loss position.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Audited)

	Successor Company				Predecessor Company	Combined
	Year ended		Eight months ended		Four months ended	Year ended
	December 31,		December 31,		April 30,	December 31,
	2012		2011		2011	2011
REVENUE
Product sales, net	$221,326		$139,307		$69,198	$208,505
Royalty revenue	18,449		13,670		10,941	24,611
License fees	4,050		—		127	127
	243,825		152,977		80,266	233,243

EXPENSES
Cost of products sold	102,706		90,348		32,219	122,567
License and royalty fees	618		264		68	332
Research and development	7,056		14,076		5,686	19,762
Selling, general and administration	70,985		60,424		24,846	85,270
Depreciation and amortization	34,503		23,973		14,329	38,302
Write-down of assets held for sale	277		—		570	570
Write-down of property, plant and equipment	877		4,502		215	4,717
Write-down of intangible assets	—		10,850		—	10,850
	217,022		204,437		77,933	282,370
Operating income (loss)	26,803		(51,460)		2,333	(49,127)

Other income (expenses)
Foreign exchange gain (loss)	(751)		1,461		(646)	815
Other income (expense)	1,320		547		34	581
Interest expense	(20,390)		(11,945)		(10,327)	(22,272)
Write-downs and net gains (losses) on investments	(561)		(2,035)		—	(2,035)
Debt extinguishment loss	(4,437)		—		—	—
Total other expenses	(24,819)		(11,972)		(10,939)	(22,911)
Income (loss) before reorganization items, gain on extinguishment of debt and settlement of other other liabilities and income taxes	1,984		(63,432)		(8,606)	(72,038)
Reorganization items	—		—		321,084	321,084
Gain on extinguishment of debt and settlement of other liabilities	—		—		67,307	67,307
Income (loss) before taxes	1,984		(63,432)		379,785	316,353
Income tax (recovery) expense	8,210		(2,986)		267	(2,719)

Net (loss) income	$(6,226)		$(60,446)		$379,518	$319,072

Basic and diluted net (loss) income per common share	$(0.49	)(2)	$(4.82	)(2)	$4.46 (1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,791		12,528		85,185

(1)             There was no dilutive effect on basic weighted average common shares outstanding for the year ended December 31, 2012 and the eight months ended December 31, 2011 given that Angiotech was in a net loss position during both periods.

(2)             There was no dilutive effect on the basic weighted average common shares outstanding for the four months ended April 30, 2011 given that the impact of stock options was anti-dilutive.

ANGIOTECH PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(Audited)

	Successor Company
	December 31,	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$45,945	$22,173
Short-term investments	424	3,259
Accounts receivable	28,786	28,238
Income tax receivable	4,769	1,462
Inventories	46,414	34,304
Deferred income taxes, current portion	5,885	3,995
Deferred financing costs, current portion	833	—
Prepaid expenses and other current assets	3,355	6,624
Total current assets	136,411	100,055

Assets held for sale	1,866	—
Property, plant and equipment	31,437	39,189
Intangible assets	311,443	343,066
Goodwill	124,051	123,228
Deferred income taxes, non-current portion	1,005	2,165
Deferred financing costs, non-current portion	1,915	—
Other assets	274	403
Total assets	608,402	608,106

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	26,789	30,537
Deferred income taxes, current portion	—	—
Income taxes payable	3,663	2,023
Interest payable	1,872	1,450
Deferred revenue, current portion	22,007	496
Debt, current portion	60,024	—
Revolving credit facility	—	40
Total current liabilities	114,355	34,546

Deferred revenue, non-current portion	24,901	3,771
Deferred income taxes, non-current portion	88,539	92,634
Other tax liabilities	9,618	5,729
Debt, non-current portion	229,413	325,000
Other liabilities	908	19
Total non-current liabilities	353,379	427,153

Shareholders’ equity
Sucessor share capital	203,613	203,719
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:
December 31, 2011 – 12,556,673
December 31, 2012 - 12,547,702
Additional paid-in capital	7,356	8,552
Accumulated deficit	(66,672)	(60,446)
Accumulated other comprehensive loss	(3,629)	(5,418)
Total shareholders’ equity	140,668	146,407

Total liabilities and shareholders’ equity	$608,402	$608,106

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities in 2013 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; competition; technological changes that could impact our existing products or our ability to develop and commercialize future products; governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to successfully manufacture, market and sell our products; changes in our business strategy or development plans; our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the SEC. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2012 filed with the SEC on Form 10K on March 28, 2013.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2013 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech

Angiotech develops, manufactures and markets medical device products and technologies, primarily within the areas of interventional oncology, wound closure and ophthalmology. Our strategy is to utilize our precision manufacturing capabilities and our highly targeted sales and marketing capabilities to offer novel or differentiated medical device products to patients, physicians and other medical device manufacturers or distributors. For additional information about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include Adjusted EBITDA, which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these non-cash, non-recurring and non-operating items may include: integration and restructuring expenses, reorganization adjustments, retrospective adjustments driven by accounting policy changes, financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments”).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net income (loss) included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•                  Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•                  Evaluating, managing and benchmarking our operating performance.

•                  Analyzing underlying trends in our business.

•                  Evaluating market position and performance relative to our competitors, many of which use the same or similar performance metrics.

•                  Establishing internal operating budgets and goals.

•                  Determining compensation under bonus or other incentive programs.

•                  Enhancing comparability from period to period.

•                  Assessing compliance with credit facility covenants.

•                  Providing vital information in assessing cash flows to service our significant debt obligations.

•                  Comparing performance with internal forecasts and targeted business models.

•                  Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from operating results that may be used by our chief operating decision maker to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management may use this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands U.S.$)	2012	2011	2012	2011

Net income (loss)	$5,329	$(27,514)	$(6,226)	$319,072
Interest expense on long-term debt	6,284	4,329	20,390	22,272
Income tax expense (recovery)	(2,827)	(884)	8,210	(2,719)
Depreciation and amortization	9,650	9,458	38,647	41,630
EBITDA	18,436	(14,611)	61,021	380,255
Adjustments:
Non-recurring revenue, net of license fees (a)	(3,966)	—	(4,050)	(127)
Non-recurring restructuring related charges (b)	1,912	5,947	6,082	8,256
Reorganization items and other non-recurring transaction fees (c)	1,800	—	3,582	(321,084)
Stock-based compensation expense (d)	807	6,216	2,820	10,312
Litigation expenses (e)	367	—	514	100
Non-recurring production charges (f)	—	—	(1,425)	22,616
Foreign exchange (gain) loss (g)	(257)	166	751	(815)
Impairments of long-lived assets and (gains) losses on investments (h)	583	17,244	1,715	18,172
Loss (gain) on extinguishment of debt (i)	24	—	4,437	(67,307)
Other (income) expense (i)	(211)	(212)	(1,320)	(581)
Adjusted EBITDA	$19,495	$14,750	$74,127	$49,797

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three months and year ended December 31, 2012.

(a)                  Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three months and year ended December 31, 2012 and 2011 exclude certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

Our Adjusted EBITDA for the three months and year ended December 31, 2012 excludes $4.0 million of deferred revenue that was recognized as revenue in connection with our completion of certain product development milestones under the terms of our collaboration arrangement with Ethicon, LLC and Ethicon, Inc. (collectively “Ethicon”) related to our proprietary Quill Technology.

(b)                 Non-Recurring Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses or recoveries related to corporate reorganization or plant restructuring activities that we have pursued or are pursuing.  These amounts, which are added back or deducted from our GAAP-based net income (loss) as appropriate, primarily represent severance costs; asset write-offs; contract renegotiation or termination fees; and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended December 31, 2012 excludes a $1.1 million obligation recorded for continuing lease payments on a property that was vacated in late 2012; $0.4 million of restructuring costs associated with the closure of our Denmark manufacturing facility and concurrent transfer of production activities to certain of our U.S. locations; and $0.4 million of residual severance and reorganization costs related to various restructuring initiatives that were executed in 2011.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes: $3.1 million of severance obligations related to the termination of certain executives in 2011; $2.1 million of severance costs related to personnel reductions in our research and development and sales and marketing departments in December 2011; and $0.6 million of costs associated with the transfer of certain production activities from our Reading, Pennsylvania facility to our Puerto Rico facility.

Our Adjusted EBITDA for the year ended December 31, 2012 excludes a $1.1 million obligation recorded for continuing lease payments on a property that was vacated in late 2012; a $1.0 million fee paid to Biopsy Sciences, LLC to eliminate all future financial obligations owing under the original January 22, 2007 Asset Purchase and Assignment Agreement and Amended and Restated License Agreement; $1.3 million of costs associated with the restructuring of our Denmark manufacturing facility as described above; $0.9 million of charges related to the restructuring of our Vancouver head-office; $0.9 million of non-recurring compensation and severance costs related to certain retention initiatives and reductions in our research and development, sales and marketing and finance departments; and $0.8 million of residual reorganization costs related to various restructuring initiatives that were executed in 2011.

Our Adjusted EBITDA for the year ended December 31, 2011 excludes: $4.5 million of severance obligations related to the termination of certain executives in 2011; $3.0 million of severance costs related to personnel reductions in our research and development and sales and marketing departments; $1.7 million of costs associated with the transfer of certain production activities from our Reading, Pennsylvania facility to our Puerto Rico facility as described above; $0.4 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility; and $0.6 million of exit costs related to the downsizing and termination of certain rentable space at two of our facilities. These adjustments were partially offset by a $1.0 million non-cash recovery on our rent expense resulting from the acceleration of amortization of certain leasehold inducements received in prior years associated with the reduction of leased space at one of our facilities; and a $0.6 million recovery on a lease obligation previously recorded for a property lease that was subsequently terminated.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net (loss) income because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are infrequent or volatile in nature and specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our Adjusted EBITDA for the three months ended December 31, 2012 excludes $1.8 million of non-recurring professional fees related to the exploration of certain strategic and financial alternatives.

For the three months ended December 31, 2011, we did not incur any reorganization items or other non-recurring transaction fees for the purposes of calculating our Adjusted EBITDA.

Our Adjusted EBITDA for the year ended December 31, 2012 excludes $1.6 million of non-recurring transaction fees and expenses incurred in connection with the completion of the transaction with Ethicon as described above and $0.2 million of other non-recurring professional fees associated with the exploration of certain strategic and financial alternatives.

Our Adjusted EBITDA for the year ended December 31, 2011 excludes net reorganization gains, fees and expenses of $321.1 million related to our Recapitalization Transaction. The $321.1 million of reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fair value adjustments recorded under fresh start accounting; (ii) $17.9 million of professional fees paid to advisors for legal, accounting and other financial consulting services, primarily relating to the Recapitalization Transaction; (iii) $1.6 million of additional insurance costs required to indemnify directors and officers for a period of six years after the completion of the Recapitalization Transaction; (iv) a $0.8 million incentive fee paid under the terms of a Key Incentive Employment Plan (“KEIP”) that was implemented in connection with the Recapitalization Transaction, which is net of a $0.2 million tax recovery; (v) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of the Recapitalization Transaction; and a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net income (loss) because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of restricted stock, restricted stock units and stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes or other similar methodology to derive the expected fair value of awards issued to employees under the Company’s stock based compensation plans. Fair value calculations may be highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our estimated stock price on the day the calculation is completed, the historical volatility of the Predecessor Company’s stock price, historical volatilities of our industry peer groups, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three months and year ended December 31, 2012 excludes $0.8 million and $2.8 million of stock-based compensation expense, respectively.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes stock-based compensation expense of $6.2 million. The $6.2 million adjustment includes $5.5 million of stock based compensation expense associated with the accelerated vesting of certain Restricted Stock (“RS”), Restricted Stock Units (“RSU’s”) and Stock Options (“Options”) that were provided for under the provisions of employment agreements for certain executives terminated in 2011, and $0.6 million of stock based compensation expense related to certain RS, RSU’s and Options that were issued to certain employees and directors at the conclusion of the Recapitalization Transaction.

Our Adjusted EBITDA for the year ended December 31, 2011 excludes stock-based compensation expense of $10.3 million. The $10.3 million adjustment includes $7.5 million of stock based compensation expense associated with the accelerated vesting of certain RS, RSU’s and Options that was provided for under the provisions of employment agreements for certain executives terminated in 2011; $2.4 million of stock based compensation expense related to certain RS, RSU’s and Options that were issued to certain employees and directors at the conclusion of the Recapitalization Transaction; and $0.4 million of stock based compensation expense related to Options and awards issued under the Predecessor Company’s 2006 Stock Incentive Plan.

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our Adjusted EBITDA for the three months and year ended December 31, 2012 excludes $0.4 million and $0.5 million of litigation related expenses, respectively.

Our Adjusted EBITDA for the three months and year ended December 31, 2011 excludes litigation-related charges of nil and $0.1 million, respectively.

(f) Non-Recurring Production Charges

Our Adjusted EBITDA excludes amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our Adjusted EBITDA because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

During the three months ended December 31, 2012 and 2011, we did not record any significant unusual or non-recurring production charges for the purposes of calculating our Adjusted EBIDTA.

Our Adjusted EBITDA for year ended December 31, 2012 excludes a $1.4 million non-recurring, non-cash inventory adjustment related to the reversal of an intercompany profit elimination entry from a prior period. This non-cash adjustment resulted in lower cost of products sold reported on a GAAP basis, represents the realization of profit attributable to a prior period, and is not expected to recur in future periods.

Net income for the year ended December 31, 2011 includes $22.6 million of additional costs of products sold expense related to the revaluation of our inventory from $37.5 million to $60.1 million in connection with our implementation of fresh start accounting on April 30, 2011. Given that this is a non-cash, non-recurring charge, we removed the impact of this fresh start accounting adjustment for the purposes of calculating our Adjusted EBITDA for the year ended December 31, 2011.

(g) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net income (loss), primarily represent expenses related to differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBIDTA for the three months and year ended December 31, 2012 excludes net foreign exchange gains of $0.3 million and net foreign exchange losses of $0.8 million, respectively.

Our Adjusted EBITDA for the three months and year ended December 31, 2011 excludes net foreign exchange losses of $0.2 million and net foreign exchange gains of $0.8 million, respectively.

(h) Impairment Charges of Long-Lived Assets and Gains (Losses) on Investments and Other Long-Lived Assets

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and unlikely to recover. These amounts are added back to our GAAP-based net income (loss) because they are typically non-recurring, non-operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred to our operating performance in other periods, or to the operating performance of similar companies in our industry. Management typically excludes these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended December 31, 2012 excludes $0.3 million of unrealized other-than-temporary impairment losses on the remaining shares of Athersys, Inc. that we hold and a $0.3 million impairment charge on a property that is currently being marketed for sale in connection with the closure of our Denmark manufacturing facility.

Our Adjusted EBITDA for the year ended December 31, 2012 excludes a $0.7 million write-down of leasehold improvements at our Vancouver facility; a $0.3 million impairment charge on the Demark based property discussed above; a $0.2 million write-down of certain manufacturing equipment in connection with the termination of one of our product development projects; and $0.6 million of net losses on our investment in Athersys, Inc. resulting from the sale of a portion of our shares during the year as well as certain other-than-temporary impairment losses recorded in connection with the remaining shares held.

Our Adjusted EBITDA for the three months ended December 31, 2011 excludes $10.9 million of non-cash intangible asset impairment write-downs and $4.4 million of fixed asset impairment write-downs related to our termination of our anti-infective product, research and development programs and personnel reductions in our research and development department; and a $2.0 million other-than-temporary impairment write-down of our short term investments. In addition to the items noted above, our Adjusted EBITDA for the year ended December 31, 2011 also excludes a $0.6 million write-down of a property based in Vancouver, Canada that was sold in May 2011 and $0.3 million of write-downs of certain leasehold improvements and furniture and fixtures in connection with our downsizing of our Rochester manufacturing facility and our Seattle office.

(i) Non-Recurring Gains, Losses and Other Income

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains and losses. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our Adjusted EBITDA for the three months ended December 31, 2012 was not adjusted for any significant non-recurring gains, losses or other income/expense items. However, our Adjusted EBITDA for the year ended December 31, 2012 excludes a $4.4 million debt extinguishment loss related to our refinancing of $225.0 million of our existing Floating Rate Notes in exchange for the $229.5 million of new 9% Senior Notes which mature on December 1, 2016; $0.6 million of gains related to the sale of certain lab equipment associated the shutdown of our research and development facility at our Vancouver headquarters; $0.2 million of gains related to the sale of certain manufacturing equipment associated with the Quill related transaction discussed above; and (iv) $0.2 of gains related to the disposition of certain property, plant and equipment at our manufacturing facilities.

Our Adjusted EBITDA for the three months ended December 31, 2011 was not adjusted for any significant non-recurring gains, losses or other income/expense items. However, our Adjusted EBITDA for the year ended December 31, 2011 excludes a $67.3 million gain related to the settlement and extinguishment of our $250 million Subordinated Notes, $16 million of related interest obligations and $4.1 million of certain other liabilities that were subject to compromise as part of the Recapitalization Transaction.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

•                  Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

•                  Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

•                  As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

•                  Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.